Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
August 5, 2010	Gary Chapman	Kurt Ogden
The Woodlands, TX	(281) 719-4324	(801) 584-5959
NYSE: HUN

HUNTSMAN RELEASES SECOND QUARTER 2010 RESULTS

IMPROVED DEMAND LEADS TO SECOND QUARTER EARNINGS OF:
$116 MILLION IN NET INCOME AND $257 MILLION IN ADJUSTED EBITDA

Second Quarter 2010 Highlights

•                  Revenues for the second quarter of 2010 were $2,343 million, an increase of 27% compared to $1,846 million for the same period in 2009 and an increase of 12% compared to $2,094 million for the first quarter of 2010.

•                  Adjusted EBITDA for the second quarter of 2010 was $257 million compared to $93 million for the same period in 2009 and $123 million for the first quarter of 2010.

•                  Net income attributable to Huntsman Corporation for the second quarter of 2010 was $114 million or $0.47 per diluted share. This compares to net income attributable to Huntsman Corporation of $406 million or $1.51 per diluted share for the same period in 2009 (including $531 million of net income or $2.27 per diluted share related to our terminated merger and related litigation) and $172 million loss or $0.73 loss per diluted share for the first quarter of 2010.

•                  Adjusted net income for the second quarter of 2010 was $75 million or $0.31 per diluted share.  This compares to an adjusted net loss of $66 million or $0.28 loss per diluted share for the same period in 2009 and adjusted net loss of $16 million or $0.07 loss per diluted share for the first quarter of 2010.

•      Adjusted net income and adjusted EBITDA for the second quarter 2010 includes a non-recurring $15 million pre-tax benefit to appropriately reflect our investment in the Sasol-Huntsman maleic anhydride joint venture.  Adjusted net income also includes a $15 million pre-tax one time reduction to interest expense related to a cross currency swap.  The combined effect of these non-recurring items was approximately $0.09 per diluted share.

Summarized earnings are as follows:

	Three months ended June 30,		Three months ended	Six months ended June 30,
In millions, except per share amounts	2010	2009	March 31, 2010	2010	2009

Net income (loss) attributable to Huntsman Corporation	$114	$406	$(172)	$(58)	$116
Adjusted net income (loss)(1)	$75	$(66)	$(16)	$59	$(333)

Diluted income (loss) per share	$0.47	$1.51	$(0.73)	$(0.25)	$0.47
Adjusted diluted income (loss) per share(1)	$0.31	$(0.28)	$(0.07)	$0.25	$(1.42)

EBITDA(1)	$331	$874	$(55)	$276	$904
Adjusted EBITDA(1)	$257	$93	$123	$380	$150

See end of press release for footnote explanations

Recent Highlights

•      On April 26, 2010, we prepaid $164 million of bank term debt.

•                  On June 22, 2010, we prepaid $110 million of bank term debt.  The pre-payment was equivalent to the amount we received from our reinsurance carriers in settlement of our unpaid claims arising out of the April 29, 2006 fire at our Port Arthur, Texas, olefins facility.

Peter R. Huntsman, our President and CEO, commented:

“The second quarter of 2010 was a strong quarter for us, the combination of a number of conditions resulted in adjusted earnings we haven’t seen since 2007.  We saw strong underlying demand for our products as volumes grew across all of our businesses compared to the prior year as well as the prior quarter.  We increased selling prices to offset recent pressure in raw material costs.  In addition, the benefits of our successful cost saving efforts implemented in 2009 are evident in the bottom line.”

He continued, “The third quarter is traditionally slower than the second within the chemical industry; notwithstanding this, we believe there is still significant long term upside to our business earnings.  North American and European economies, which represent approximately two thirds of our volume, still show relatively modest growth.  We continue to have idle capacity in many of our products that will be more fully utilized as demand improves.  We are excited about the future of the company and will continue our efforts to improve earnings in every division of the company.”

Huntsman Corporation

Operating Results

	Three months ended June 30,		Six months ended June 30,
In millions, except per share amounts	2010	2009	2010	2009

Revenues	$2,343	$1,846	$4,437	$3,526
Cost of goods sold	1,958	1,613	3,771	3,144
Gross profit	385	233	666	382
Operating expenses	241	233	497	455
Restructuring, impairment and plant closing costs	17	62	20	76
Operating income (loss)	127	(62)	149	(149)
Interest expense, net	(43)	(58)	(104)	(113)
Loss on accounts receivable securitization programs	—	(6)	—	(10)
Equity in income of investment in unconsolidated affiliates	16	1	17	2
Loss on early extinguishment of debt	(7)	—	(162)	—
(Expenses) income associated with the terminated merger and related litigation	(1)	844	(1)	837
Other income	1	—	1	—
Income (loss) before income taxes	93	719	(100)	567
Income tax expense	(39)	(311)	(5)	(449)
Income (loss) from continuing operations	54	408	(105)	118
Income (loss) from discontinued operations, net of tax(2)	62	(2)	49	(6)
Net income (loss)	116	406	(56)	112
Less net (income) loss attributable to noncontrolling interests	(2)	—	(2)	4
Net income (loss) attributable to Huntsman Corporation	$114	$406	$(58)	$116

Net income (loss) attributable to Huntsman Corporation	$114	$406	$(58)	$116
Interest expense, net	43	58	104	113
Income tax expense from continuing operations	39	311	5	449
Income tax expense (benefit) from discontinued operations(1)(2)	37	(1)	29	—
Depreciation and amortization of continuing operations	97	99	195	225
Depreciation and amortization of discontinued operations	1	1	1	1
EBITDA(1)	$331	$874	$276	$904

Adjusted EBITDA(1)	$257	$93	$380	$150

Basic income (loss) per share	$0.48	$1.74	$(0.25)	$0.50
Diluted income (loss) per share	$0.47	$1.51	$(0.25)	$0.47
Adjusted diluted income (loss) per share(1)	$0.31	$(0.28)	$0.25	$(1.42)

Common share information:(3)
Basic shares outstanding	236.4	234.0	235.6	233.8
Diluted shares	240.8	271.3	235.6	268.8
Diluted shares for adjusted diluted income (loss) per share	240.8	234.0	240.8	233.8

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three months ended June 30,		Six months ended June 30,
In millions	2010	2009	2010	2009

Segment Revenues:
Polyurethanes	$932	$695	$1,699	$1,295
Performance Products	669	482	1,285	982
Advanced Materials	320	255	611	512
Textile Effects	213	179	408	331
Pigments	287	254	556	450
Eliminations and other	(78)	(19)	(122)	(44)
Total	$2,343	$1,846	$4,437	$3,526

Segment EBITDA(1):
Polyurethanes	$70	$86	$122	$112
Performance Products	116	31	176	94
Advanced Materials	52	(1)	85	9
Textile Effects	(7)	(20)	(7)	(31)
Pigments	47	(26)	75	(55)
Corporate, LIFO and other	(47)	806	(254)	780
Discontinued operations(2)	100	(2)	79	(5)
Total	$331	$874	$276	$904

Segment Adjusted EBITDA(1):
Polyurethanes	$71	$87	$123	$114
Performance Products	116	31	176	94
Advanced Materials	52	14	83	24
Textile Effects	8	(10)	8	(21)
Pigments	49	4	78	(12)
Corporate, LIFO and other	(39)	(33)	(88)	(49)
Total	$257	$93	$380	$150

See end of press release for footnote explanations

	Three months ended June 30,			Six months ended June 30,
	2010 vs. 2009			2010 vs. 2009
	Average Selling Price(a)			Average Selling Price(a)
Period-Over-Period	Local	Foreign Currency	Sales	Local	Foreign Currency	Sales
Increase (Decrease)	Currency	Translation Impact	Volume(a)	Currency	Translation Impact	Volume(a)

Polyurethanes	11%	0%	17%	21%	1%	3%
Performance Products	12%	0%	27%	6%	2%	24%
Advanced Materials(b)	6%	0%	25%	(2)%	2%	26%
Textile Effects	6%	2%	10%	5%	3%	14%
Pigments	7%	(1)%	7%	4%	1%	18%
Total Company(b)	7%	0%	19%	9%	2%	13%

(a) Excludes revenues and sales volumes from tolling and by-products

(b) Excludes APAO business sold July 31, 2009

Three Months Ended June 30, 2010 Compared to Three Months Ended June 30, 2009

Revenues for the three months ended June 30, 2010 increased to $2,343 million from $1,846 million for the same period in 2009.  Revenues increased due to higher sales volumes and higher selling prices in all divisions.  For the three months ended June 30, 2010, Adjusted EBITDA was $257 million compared to $93 million for the same period in 2009.

Polyurethanes

The increase in revenues in our Polyurethanes division for the three months ended June 30, 2010 compared to the same period in 2009 was primarily due to higher average selling prices and higher sales volumes.  Average selling prices for MDI and PO/MTBE increased in response to higher raw material costs.  MDI sales volumes increased as a result of improved demand in all regions and across all major markets with the exception of appliances, while PO/MTBE sales volumes increased generally due to improved demand.  The decrease in Adjusted EBITDA was primarily due to lower PO/MTBE margins partially offset by higher MDI margins.

Performance Products

The increase in revenues in our Performance Products division for the three months ended June 30, 2010 compared to the same period in 2009 was due to higher average selling prices and higher sales volumes.  Average selling prices increased across almost all product groups primarily in response to higher raw materials costs.  Sales volumes increased primarily due to higher demand across all product groups and additional sales of ethylene glycol which had previously been produced under tolling arrangements.  The increase in Adjusted EBITDA was primarily due to higher sales volumes and higher contribution margins.  In addition, equity income from investment in unconsolidated affiliates for the three months ended June 30, 2010 increased to $16 million compared to $1 million in the 2009 period.  During the second quarter of 2010, we recorded a non-recurring $15 million credit to appropriately reflect our investment in the Sasol-Huntsman GmbH and Co. KG Maleic Anhydride joint venture.

Advanced Materials

The increase in revenues in our Advanced Materials division for the three months ended June 30, 2010 compared to the same period in 2009 was due to higher sales volumes and higher average selling prices.  Sales volumes increased in all regions of the world and across almost all product groups primarily due to the worldwide economic recovery.  Average selling prices increased in our base resins business primarily in response to higher raw material costs and reduced product availability in the epoxy resin market, partially offset by lower average selling prices in our specialty components and formulations markets primarily as a result of changes in our product mix and competitive market pressure. The increase in Adjusted EBITDA was primarily due to higher sales volumes, higher contribution margins and lower fixed costs.

Textile Effects

The increase in revenues in our Textile Effects division for the three months ended June 30, 2010 compared to the same period in 2009 was due to higher sales volumes and higher average selling prices.  Sales volumes increased across all business lines and in all regions primarily due to the worldwide economic recovery.  Average selling prices increased primarily due to favorable changes in product mix and the strength of the Indian Rupee and Brazilian Real against the U.S. dollar.  The increase in Adjusted EBITDA was primarily due to higher sales volumes and higher contribution margins partially offset by higher fixed costs in part due to our second quarter 2009 acquisition of Baroda.

Pigments

The increase in revenues in our Pigments division for the three months ended June 30, 2010 compared to the same period in 2009 was due to higher average selling prices and higher sales volumes.  Average selling prices increased primarily as a result of price increase initiatives in all regions of the world partially offset by the strength of the U.S. dollar against major European currencies.  Sales volumes increased primarily due to demand recovery in Europe and North America.  The increase in Adjusted EBITDA in our Pigments division was primarily due to higher contribution margins, higher sales volumes and the benefits of recent restructuring efforts.

Corporate, LIFO and Other

Corporate, LIFO and other includes unallocated foreign exchange gains and losses, unallocated corporate overhead, loss on our accounts receivable securitization program, income (expenses) associated with the terminated merger with Hexion and related litigation, loss on early extinguishment of debt, income (loss) attributable to non-controlling interests, unallocated restructuring costs, LIFO inventory valuation reserve adjustments and non-operating income and expense. The decrease in Adjusted EBITDA from Corporate, LIFO and Other for the three months ended June 30, 2010 compared to the same period in 2009 resulted primarily from an increase of LIFO inventory valuation expense of $3 million.

Income Taxes

During the three months ended June 30, 2010, we recorded income tax expense of $39 million compared to $311 million of income tax expense in the same period of 2009.  Our adjusted effective tax rate for the second quarter of 2010 was approximately 40%.  We have tax valuation allowances in countries such as Switzerland and the United Kingdom where our Textile Effects and Pigments businesses have meaningful operations.  As these businesses return to greater levels of profitability we expect these tax valuation allowances to eventually be removed.  In the meantime, we expect our income tax rate to be fairly volatile.   We expect our long term effective income tax rate to be approximately 30 - 35%.  Unusual income tax rates caused by valuation allowances have no impact on our cash taxes.  During the second quarter of 2010 we paid $2 million in cash for income taxes. We expect our cash tax rate to continue to be significantly less than our effective income tax rate.

Liquidity, Capital Resources and Outstanding Debt

As of June 30, 2010, we had $1,185 million of combined cash and unused borrowing capacity compared to $2,510 million at December 31, 2009.  The decrease from year end was primarily attributable to the reduction in unused bank credit facilities of $450 million, the repurchase of convertible notes of $382 million, repayment of $185 million of bank term debt, and an increase in primary working capital of $340 million.

Beginning January 1, 2010, as a result of changes in accounting guidelines outstanding borrowings related to the sales of accounts receivable under our accounts receivable programs are accounted for as secured borrowings.  Excluding the impact of this change, our primary working capital (accounts receivable, inventory and accounts payable) increased due in part to increased demand, higher prices, partially offset by the strength of the U.S. dollar against major European currencies.  Total capital expenditures were $41 million during the second quarter of 2010 compared to $39 million for the same period in 2009.  We expect to spend between $225 and $250 million on capital expenditures in 2010.

On April 26, 2010, we prepaid $164 million of bank term debt.  On June 22, 2010, we prepaid $110 million of bank term debt.  The June pre-payment was equivalent to the amount we received in the second quarter from our reinsurance carriers in settlement of our claims as a result of the April 29, 2006, fire at our Port Arthur, Texas, olefins facility.

Below is our outstanding debt:

	June 30,	December 31,
In millions	2010	2009(a)

Debt:
Senior Credit Facilities	$1,685	$1,968
Accounts Receivable Programs(a)	226	254
Senior Notes	442	434
Subordinated Notes	1,234	1,294
Other Debt	280	280
Convertible Notes	—	236
Total Debt - excluding affiliates	3,867	4,466

Total Cash	773	1,750

Net Debt- excluding affiliates	$3,094	$2,716

(a)         Effective January 1, 2010, as a result of changes in accounting guidelines, our off-balance sheet accounts receivable securitization programs are now reported on balance sheet as secured debt.  December 31, 2009 figures are presented on a pro-forma basis to reflect this change.

Huntsman Corporation

Reconciliation of Adjustments

			Net Income (Loss)		Diluted Income (Loss)
	EBITDA		Attributable to Huntsman Corporation		Per Share
	Three months ended June 30,		Three months ended June 30,		Three months ended June 30,
In millions, except per share amounts	2010	2009	2010	2009	2010	2009

GAAP	$331	$874	$114	$406	$0.47	$1.51
Adjustments:
Loss on accounts receivable securitization programs	—	6	—	—	—	—
Unallocated foreign currency (gain) loss	—	(7)	(4)	3	(0.02)	0.01
Loss on early extinguishment of debt	7	—	4	—	0.02	—
Other restructuring, impairment and plant closing costs	17	62	17	54	0.07	0.23
Expenses (income) associated with the terminated merger and related litigation	1	(844)	1	(531)	—	(2.27)
Discount amortization on settlement financing associated with the terminated merger	—	—	4	—	0.02	—
Acquisition related expenses	1	—	1	—	—	—
(Income) loss from discontinued operations, net of tax(2)	(100)	2	(62)	2	(0.26)	0.01

Adjusted(1)	$257	$93	$75	$(66)	$0.31	$(0.28)

Discontinued operations	$100	$(2)	$62	$(2)	$0.26	$(0.01)
Restructuring, impairment and plant closing costs	—	1	—	1	—	—
Loss on disposition of assets	4	4	3	3	0.01	0.01
Gain on fire insurance settlement	(110)	—	(71)	—	(0.29)	—

Adjusted discontinued operations(1)(2)	$(6)	$3	$(6)	$2	$(0.02)	$0.01

Total - adjusted continuing and discontinued operations	$251	$96	$69	$(64)	$0.29	$(0.27)

Three months ended March 31,
In millions	2010

Net loss attributable to Huntsman Corporation	(172)
Interest expense, net	61
Income tax benefit from continuing operations	(34)
Income tax benefit from discontinued operations(2)	(8)
Depreciation and amortization	98

EBITDA(1)	$(55)

		Net Income (Loss)	Diluted Income (Loss)
	EBITDA	Attributable to Huntsman Corporation	Per Share
	Three months ended March 31,	Three months ended March 31,	Three months ended March 31,
In millions, except per share amounts	2010	2010	2010

GAAP	$(55)	$(172)	$(0.73)
Adjustments:
Unallocated foreign currency gain	(1)	(6)	(0.03)
Loss on early extinguishment of debt	155	143	0.61
Other restructuring, impairment and plant closing costs	3	2	0.01
Discount amortization on settlement financing associated with the terminated merger	—	4	0.02
Loss from discontinued operations, net of tax(2)	21	13	0.06

Adjusted	$123	$(16)	$(0.07)

Discontinued operations	$(21)	$(13)	$(0.06)
Other restructuring, impairment and plant closing costs	5	3	0.01
Loss on disposition of assets	8	5	0.02
Gain on fire insurance settlement	(7)	(4)	(0.02)

Adjusted discontinued operations(2)	$(15)	$(9)	$(0.04)

Total - adjusted continuing and discontinued operations	$108	$(25)	$(0.11)

			Net Income (Loss)		Diluted Income (Loss)
	EBITDA		Attributable To Huntsman Corporation		Per Share
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
In millions, except per share amounts	2010	2009	2010	2009	2010	2009

GAAP(2)	$276	$904	$(58)	$116	$(0.25)	$0.47
Adjustments:
Loss on accounts receivable securitization program	—	10	—	—	—	—
Unallocated foreign currency (gain) loss	(1)	(9)	(10)	3	(0.04)	0.01
Loss on early extinguishment of debt	162	—	147	—	0.61	—
Other restructuring, impairment and plant closing costs	20	76	19	68	0.08	0.29
Expenses (income) associated with the terminated merger and related litigation	1	(837)	1	(527)	—	(2.25)
Discount amortization on settlement financing associated with the terminated merger	—	—	8	—	0.03	—
Acquisition related expenses	1	1	1	1	—	—
(Income) loss from discontinued operations, net of tax(2)	(79)	5	(49)	6	(0.20)	0.03

Adjusted(1)(2)	$380	$150	$59	$(333)	$0.25	$(1.42)

Discontinued operations	$79	$(5)	$49	$(6)	$0.20	$(0.03)
Restructuring, impairment and plant closing costs	5	1	3	1	0.01	—
Loss on disposition of assets	12	—	8	—	0.03	—
Gain on hurricane insurance settlement	(7)	—	(7)	—	(0.03)	—
Gain on fire insurance settlement	(110)	—	(68)	—	(0.28)	—

Adjusted discontinued operations(1)(2)	$(21)	$(4)	$(15)	$(5)	$(0.06)	$(0.02)

Total - adjusted continuing and discontinued operations	$359	$146	$44	$(338)	$0.18	$(1.45)

See end of press release for footnote explanations

Conference Call Information

We will hold a conference call to discuss our 2010 second quarter results on Thursday, August 5, 2010 at 10:00 a.m. ET.

Call-in number for U.S. participants:	(888) 713 - 4213
Call-in number for international participants:	(617) 213 - 4865
Participant access code:	24187331

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=P4LNJY8PF

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning August 5, 2010 and ending August 12, 2010.

Call-in numbers for the replay:

Within the U.S.:	(888) 286 - 8010
International:	(617) 801 - 6888
Access code for replay:	71378240

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has approximately 11,000 employees and operates from multiple locations worldwide. The Company had 2009 revenues of approximately $8 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

(1)         We use EBITDA, Adjusted EBITDA, Adjusted EBITDA from discontinued operations, Adjusted net income and Adjusted net income from discontinued operations. We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, Adjusted EBITDA and Adjusted net income. We believe that income (loss) from discontinued operations is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted EBITDA from discontinued operations and Adjusted net income from discontinued operations. Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in the operating results table above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the terminated merger and related litigation; acquisition related expenses; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; certain legal and contract settlements; losses from early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of business/assets.  The reconciliation of Adjusted EBITDA to EBITDA is set forth in the Reconciliation of Adjustments table above.

Adjusted EBITDA from discontinued operations is computed by eliminating the following from income (loss) from discontinued operations: income taxes; depreciation and amortization; restructuring, impairment and plant closing (credits) costs; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; gain on fire insurance settlement; and (gain) loss on disposition of business/assets. The following table provides a reconciliation of Adjusted EBITDA from discontinued operations to income (loss) from discontinued operations:

	Three months ended June 30,		Six months ended June 30,
In millions	2010	2009	2010	2009

Net income (loss) from discontinued operations, net of tax	$62	$(2)	$49	$(6)
Income tax expense (benefit)	37	(1)	29	—
Depreciation and amortization	1	1	1	1
EBITDA from discontinued operations	100	(2)	79	(5)
Restructuring, impairment and plant closing costs	—	1	5	1
Loss on disposition of assets	4	4	12	—
Gain on hurricane insurance settlement	—	—	(7)	—
Gain on fire insurance settlement	(110)	—	(110)	—
Adjusted EBITDA from discontinued operations	$(6)	$3	$(21)	$(4)

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: loss (income) from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the terminated merger and related litigation; discount amortization on settlement financing associated with the terminated merger; acquisition related expenses; unallocated foreign currency (gain) loss;  certain legal and contract settlements; losses on the early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of business/assets.   The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in the Reconciliation of Adjustments table above.

Adjusted net income (loss) from discontinued operations is computed by eliminating the after tax impact of the following items from income (loss) from discontinued operations: restructuring, impairment and plant closing (credits) costs; gain on fire insurance settlement; and (gain) loss on the disposition of business/assets.  The reconciliation of Adjusted net income (loss) from discontinued operations to net income (loss) attributable to Huntsman Corporation is set forth in the Reconciliation of Adjustments table above.

(2)         On August 1, 2007, we completed the sale of our U.S. polymers business to Flint Hills Resources.  On November 5, 2007, we completed the sale of our U.S. base chemicals business to Flint Hills Resources.  Results from these businesses are treated as discontinued operations.  Division EBITDA from discontinued operations only includes the results of our U.S. base chemicals and U.S. polymers businesses.  During the first quarter 2010 we closed our Australian styrenics operations.

(3)         Diluted income (loss) per share for GAAP net income (loss) attributable to Huntsman Corporation and for adjusted net income (loss) attributable to Huntsman Corporation is calculated using the following information:

	Three months ended June 30,		Six months ended June 30,
In millions, except per share amounts	2010	2009	2010	2009

GAAP
Net income (loss) attributable to Huntsman Corporation	$114	$406	$(58)	$116
Convertible notes interest expense, net of tax	—	5	—	9
Net income (loss) attributable to Huntsman Corporation and assumed conversion of notes	$114	$411	$(58)	$125

Diluted shares	240.8	271.3	235.6	268.8

Diluted income (loss) per share	$0.47	$1.51	$(0.25)	$0.47

Adjusted
Net income (loss) attributable to Huntsman Corporation	$75	$(66)	$59	$(333)
Convertible notes interest expense, net of tax	—	—	—	—
Net income (loss) attributable to Huntsman Corporation and assumed conversion of notes	$75	$(66)	$59	$(333)

Diluted shares	240.8	234.0	240.8	233.8

Diluted income (loss) per share	$0.31	$(0.28)	$0.25	$(1.42)